Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-203040, 333-210810, 333-211512, 333-213412, 333-214843, 333-216883 and 333-228576 on Form S-8 and Registration Nos. 333-209336, 333-211511, 333-216882, 333-223134 and 333-225284 on Form F-3 of our reports dated April 3, 2019, relating to the consolidated financial statements of Ascendis Pharma A/S and subsidiaries, and the effectiveness of Ascendis Pharma A/S and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Ascendis Pharma A/S for the year ended December 31, 2018.

/s/ Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

April 3, 2019

/s/ Henrik Kjelgaard	/s/ Max Damborg
State-Authorised Public Accountant	State-Authorised Public Accountant